Exhibit 10.44
IDEAL POWER INC.
October 15, 2013

VIA ELECTRONIC MAIL
twburns@sbcglobal.net; busterburns@sbcglobal.net

Timothy W. Burns
4903 Mantle Drive
Austin, Texas 78746

Dear Tim:

    Please accept this letter as an offer of employment with Ideal Power Inc. (the “Company”, “we” or “our”).  This offer is conditioned upon (i) the Company completing and approving the results of a back-ground check and (ii) you completing and passing a drug test.  The terms of this offer include the following:

Position: You will be employed on a full-time as the Company’s Chief Financial Officer.

Annual Salary: For the first six months of your employment (the “Introductory Period”), you will be paid at an annual rate of $150,000 per year. Following the Introductory Period, if the Company finds that your performance was satisfactory during the Introductory Period, your annual salary will be increased to $200,000 per year.

Target Bonus: Before December 31, 2013, you and the Compensation Committee of the Company’s Board of Directors will meet to discuss performance objectives and targets for you, personally, and for the Company for the 2014 year. If these agreed-upon objectives and targets are satisfactorily achieved during the period or periods designated, as determined by the Compensation Committee, you will be eligible to receive a performance bonus in the amount of $50,000.

Stock Options: Following and subject to the completion of our initial public offering of common stock (the “IPO”), you will receive an option to purchase 30,000 post-reverse-split shares of our common stock at a per share exercise price equal to the price at which the Company’s common stock will be sold to the public in the IPO. We currently expect this price will be $5.00 per share, but it may be subject to change. The right to purchase the shares subject to the option will vest in equal increments over a period of four years, on the 31st of each December. The option will have a term of 10 years. The option will be subject to the terms of the Company’s 2013 Equity Incentive Plan, a copy of which will be provided to you at the start of your employment. The Compensation Committee will annually review your performance to determine if additional equity awards are deserved.

At-Will Employment: You will be an employee “at-will”, meaning that either you or the Company may terminate your employment, at any time, with or without reason or cause.

Health and Dental Benefits: You will be entitled to receive the same benefits and opportunities to participate in any of the Company’s employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees. During your employment the Company will provide, at the Company’s sole expense, medical and dental benefits for you, your spouse and your children. Irrespective of the foregoing, the Company may change any benefits contractor, or discontinue any benefit without replacement, in its sole discretion and any such change or discontinuance will not be considered to be a breach of the terms of your employment.

Acceptance of this Offer: You will have a period of two days to accept this offer of employment. If we do not receive your acceptance by 5:00 p.m. Central time on October 17, 2013, this offer will terminate. You may return the acceptance to the Company’s Chief Executive Officer, Paul Bundschuh, at paul.bundschuh@idealpower.com. If you chose to accept this offer, please let us know when you will be available to begin work.

    Tim, the Company is entering into a new and exciting phase of its development.  We hope you’ll join us.

Very truly yours,

/s/ Lon Bell
Lon Bell, Chairperson of the Compensation Committee

October 16, 2013

I, Timothy W. Burns, have read the above offer of employment and accept it without condition.  I will be available to begin work on October 21, 2013.

/s/ Timothy Burns
Timothy W. Burns